Exhibit 3.1

The Company’s Fourth Amended and Restated Certificate of Incorporation was amended on July 29, 2004 to change the Company’s name from Atlantic Coast Airlines Holdings, Inc. to FLYi, Inc. and to reflect the elimination of the Class A Common Stock from the Company’s authorized shares. The Company’s shareholders approved these amendments at the Company’s 2004 Annual Meeting of Shareholders. The Company subsequently adopted the Fifth Restated Certificate of Incorporation on October 8, 2004. The Fifth Restated Certificate of Incorporation integrates the amendments discussed above but did not further amend the Company’s Certificate of Incorporation.

FIFTH RESTATED
CERTIFICATE OF INCORPORATION
OF
FLYI, INC.

     The undersigned, for the purpose of restating the Fourth Amended and Restated Certificate of Incorporation of FLYi, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

     FIRST: The present name of the Corporation is FLYi, Inc.

     SECOND: The name under which the Corporation was originally incorporated is Atlantic Coast Airlines, Inc., and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was June 14, 1991.

     THIRD: The Fourth Amended and Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on June 15, 2001 and as subsequently amended and supplemented, is hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Fifth Restated Certificate of Incorporation of FLYi, Inc. without any further amendment and without any discrepancy between the provisions of the Certificate of Incorporation, as previously amended and supplemented, and the provisions of the said single instrument hereinafter set forth.

     FOURTH: The restatement of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

     FIFTH: The Certificate of Incorporation of the Corporation, as restated herein, is hereby restated and integrated into the Fifth Restated Certificate of Incorporation to read as follows:

ARTICLE I

     The name of the Corporation (the “Corporation”) is FLYi, Inc.

ARTICLE II

     The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent at such address is Corporation Service Company.

ARTICLE III

     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

     1. The total number of shares which the Corporation shall have the authority to issue is 135,000,000 shares, which shall consist of (a) 130,000,000 shares of Common Stock (“Common Stock”), par value $.02 per share, and (b) 5,000,000 shares of preferred stock, par value $.02 per share (“Preferred Stock”).

     2. Except as otherwise provided in this Article IV or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

     (a) Voting Rights. Except as otherwise provided in this Article IV or as otherwise required by applicable law, holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation.

     (b) Dividends. As and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis.

     (c) Liquidation. The holders of the Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

     (d) Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof, or other cost incurred by the Corporation in connection with such issuance.

     (e) Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that, if the holder is a financial institution or other institutional investor, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

     (f) Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

     3. The Preferred Stock may be issued from time to time as herein provided in one or more series. The designations, relative rights, preferences and limitations of the Preferred Stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or differ from those of any other series. The Board of Directors of the Corporation is hereby expressly granted authority, subject to the provisions of this Article IV, to fix, from time to time before issuance thereof, the number of shares in each series and all designations, relative rights, preferences and limitations of the shares in each such series, including, but without limiting the generality of the foregoing, the following: (i) the designation of the series and the number of shares to constitute each series; (ii) the dividend rate on the shares of each series, any conditions on which and times at which dividends are payable, whether dividends shall be cumulative, and the preference or relation (if any) with respect to such dividends (including possible preferences over dividends on the Common Stock or any other class or classes); (iii) whether the series will be redeemable (at the option of the Corporation or the holders of such shares or both, or upon the happening of a specified event) and, if so, the redemption prices and the conditions and times upon which redemption may take place and whether for cash, property or rights, including securities of the Corporation or another Corporation; (iv) the terms and amount of any sinking, retirement or purchase fund; (v) the conversion or exchange rights (at the option of the Corporation or the holders of such shares or both, or upon the happening of a specified event), if any, including the conversion or exchange price and other terms of conversion or exchange; (vi) the voting rights, if any (other than any voting rights that the Preferred Stock may have as a matter of law); (vii) any restrictions on the issue or reissue or sale of additional Preferred Stock; (viii) the rights of the holders upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (including preferences over the Common Stock or other class or classes or series of stock); (ix) the preemptive rights, if any, to subscribe to additional issues of stock or securities of the Corporation; and (x) such other special rights and privileges, if any, for the benefit of the holders of the Preferred Stock, as shall not be inconsistent with provisions of this Restated Certificate of Incorporation.

     All shares of Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. All shares of Preferred Stock of all series shall be of equal rank and shall be identical in all respects except that any series may differ from any other series with respect to any one or more of the designations, relative rights, preferences and limitations described or referred to in subparagraphs 2(a) to 2(f) inclusive above.

(a)	Series B Junior Participating Preferred Stock. Pursuant to the foregoing authority, the Board of Directors has established a series of Preferred Stock of the Corporation from the Corporation’s class of 5,000,000 shares of Preferred Stock, such series to consist of 50,000 shares, and has fixed and stated the voting rights, designation, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereof, as follows:

          (1) Designation and Amount. The shares of such series will be designated as “Series B Junior Participating Preferred Stock” and the number of shares constituting such series will be 50,000. Such number of shares may be increased or decreased by resolution of this Board; provided, that no decrease will reduce the number of shares of Series B Junior Participating Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Junior Participating Preferred Stock.

          (2) Dividends and Distributions.

               (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series B Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series B Junior Participating Preferred Stock will be entitled to receive, when, as and if declared by this Board out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of January, April, July and October of each year (each, a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $0.25 or (ii) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the common stock, par value $0.02 per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Junior Participating Preferred Stock. In the event the Corporation at any time after January 29, 1999 (the “Rights Declaration Date”) (a) declares any dividend on Common Stock payable in shares of Common Stock, (b) subdivides the outstanding Common Stock or (c) combines the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series B Junior Participating Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               (B) The Corporation will declare a dividend or distribution on the Series B Junior Participating Preferred Stock as provided in paragraph (a) above as a condition to declaration of a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event that no dividend or distribution has been declared on the Common Stock during the period between any Quarterly Dividend Payment Date, a dividend of $0.25 per share on the Series B Junior Participating Preferred Stock will nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

               (C) Dividends will begin to accrue and be cumulative on outstanding shares of Series B Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series B Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares will begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends will begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends will not bear interest. Dividends paid on the shares of Series B Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. This Board may fix a record date for the determination of holders of shares of Series B Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date will be no more than 30 days prior to the date fixed for the payment thereof.

          (3) Voting Rights. The holders of shares of Series B Junior Participating Preferred Stock will have the following voting rights:

               (A) Subject to the provision for adjustment hereinafter set forth, each share of Series B Junior Participating Preferred Stock will entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation at any time after the Rights Declaration Date (i) declares any dividend on Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding Common Stock or (iii) combines the outstanding Common Stock into a smaller number of shares, then in each case the number of votes per share to which holders of shares of Series B Junior Participating Preferred Stock were entitled immediately prior to such event will be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               (B) Except as otherwise provided herein or by law, holders of Series B Junior Participating Preferred Stock will have no special voting rights and the holders of shares of Series B Junior Participating Preferred Stock and the holders of shares of Common Stock will vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          (4) Certain Restrictions.

               (A) Whenever quarterly dividends or other dividends or distributions payable on the Series B Junior Participating Preferred Stock as provided in subsection (2) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Junior Participating Preferred Stock outstanding have been paid in full, the Corporation will not:

                    (i) declare or pay dividends on, make any other distribution on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Junior Participating Preferred Stock;

                    (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Junior Participating Preferred Stock, except dividends paid ratably on the Series B Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                    (iii) redeem or purchase or otherwise acquire for consideration any shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Junior Participating Preferred Stock; or

                    (iv) redeem or purchase or otherwise acquire for consideration any shares of Series B Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series B Junior Participating Preferred Stock, except (a) in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Junior Participating Preferred Stock, or (b) in accordance with a purchase offer made in writing or by publication (as determined by this Board) to all holders of such shares upon such terms as this Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, determines in good faith will result in fair and equitable treatment among the respective series or classes.

               (B) The Corporation will not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the

Corporation could, under paragraph (a) of this section, purchase or otherwise acquire such shares at such time and in such manner.

          (5) Reacquired Shares. Any shares of Series B Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever will be retired and canceled promptly after the acquisition thereof. All such shares will upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as Series B Junior Participating Preferred Stock or as part of a new series of Preferred Stock to be created by resolution or resolutions of this Board, subject to the conditions and restrictions on issuance set forth herein.

          (6) Liquidation, Dissolution or Winding Up.

               (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution will be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series B Junior Participating Preferred Stock will have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series B Liquidation Preference”). Following the payment of the full amount of the Series B Liquidation Preference, no additional distributions will be made to the holders of shares of Series B Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock will have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series B Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (b) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series B Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series B Junior Participating Preferred Stock and Common Stock, respectively, holders of Series B Junior Participating Preferred Stock and holders of shares of Common Stock will receive their ratable and proportionate share of remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

               (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series B Junior Participating Preferred Stock, then such remaining assets will be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets will be distributed ratably to the holders of Common Stock.

               (C) In the event the Corporation at any time after the Rights Declaration Date (a) declares any dividend on Common Stock payable in shares of Common Stock, (b) subdivides the outstanding Common Stock or (c) combines the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event will be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (7) Consolidation, Merger, etc. If the Corporation enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Junior Participating Preferred Stock will at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation at any time after the Rights Declaration Date (a) declares any dividend on Common Stock payable in shares of Common Stock, (b) subdivides the outstanding Common Stock or (c) combines the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Junior Participating Preferred Stock will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (8) No Redemption. The shares of Series B Junior Participating Preferred Stock will not be redeemable.

          (9) Ranking. The Series B Junior Participating Preferred Stock will rank junior to all other series of the Corporation’s preferred stock, if any, as to the payment of dividends and the distribution of assets, unless the terms of any such series provide otherwise.

          (10) Amendment. If there is any Series B Junior Participating Preferred Stock outstanding, the Amended and Restated Certificate of Incorporation of the Corporation will not be further amended in any manner that would materially alter or change the powers, preferences or special rights of the Series B Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series B Junior Participating Preferred Stock, voting separately as a class.

          (11) Fractional Shares. Series B Junior Participating Preferred Stock may be issued in fractions of a share, which will entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Series B Junior Participating Preferred Stock.”

ARTICLE V

     1. Notwithstanding anything to the contrary contained in this Restated Certificate of Incorporation, at no time shall shares of capital stock of the Corporation be voted by, or at the direction of, Persons (“Aliens”) who are not “Citizens of the United States” as defined in 49 U.S.C. 40102(a)(15), as now in effect or as it may hereafter from time to time be amended (“U.S.

Citizens”), unless such shares are registered on the separate stock record maintained by the Corporation for the registration of ownership of Voting Stock, as defined in the Bylaws, by Aliens. The Bylaws may contain provisions to implement this provision.

     2.     (a) The Bylaws of the Corporation may make appropriate provisions to effect the requirement of this Article V.

(b)	All certificates representing Common Stock or any other voting stock of the Corporation are subject to the restrictions set forth in this Article V.

(c)	A majority of the directors of the Corporation shall have the exclusive power to determine all matters necessary to determine compliance with this Article V; and the good faith determination of a majority of the directors on such matters shall be conclusive and binding for all the purposes of this Article V.

     3.      (a) The Corporation may by notice in writing (which may be included in the form of proxy or ballot distributed to stockholders of the Corporation in connection with the annual meeting or any special meeting of the Stockholders of the Corporation, or otherwise) require a Person that is a holder of record of equity securities of the Corporation or that the Corporation knows to have, or has reasonable cause to believe has, beneficial ownership of equity securities of the Corporation, to certify in such manner the Corporation shall deem appropriate (including by way of execution of any form of proxy or ballot by such Person) that, to the knowledge of such Person:

(1)	all equity securities of the Corporation as to which such Person has record ownership or beneficial ownership are owned and controlled only by U.S. Citizens; or

(2)	the number and class or series of equity securities of the Corporation owned of record or beneficially owned by such person that are owned or controlled by Aliens are as set forth in such certificate.

     As used herein, “beneficial ownership” and “beneficially owned” refer to beneficial ownership as defined in Rule 13d-3 (without regard to the 60-day provision in paragraph (d)(1)(i) thereof) under the Securities Exchange Act of 1934.

     (b) With respect to any equity securities identified by such Person in response to Section 3(a)(2) of this Article V, the Corporation may require such Person to provide such further information as the Corporation may reasonably require in order to implement the provisions of this Article V.

     (c) For the purpose of applying the provisions of this Article V with respect to any equity securities of the Corporation, in the event of the failure of any Person to provide the certificate or other information to which the Corporation is entitled pursuant to this Section 3, the Corporation shall presume that the equity securities in question are owned or controlled by Aliens.

ARTICLE VI

     The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of such number of directors as is determined from time to time by resolution adopted by the Board of Directors.

ARTICLE VII

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE VIII

     1. Elections of directors need not be written ballot unless the by-laws of the Corporation shall so provide.

     2. Meetings of stockholders may be held at such place either within or without the State of Delaware, as may be designated by or in the manner provided by the by-laws. The books of the Corporation may be kept (subject to any provision contained in the statutes of the State of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

ARTICLE IX

     1. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     2. (a) Each person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) (including an action by or in the right of the Corporation), by reason of the fact that he is or was serving as a director or officer of the Corporation (or is or was serving at the request of the Corporation in a similar capacity with another entity, including employee benefit plans), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law. This indemnification will cover all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and settlement amounts) reasonably incurred by the director in connection with a proceeding. All such indemnification shall continue as to a director or officer who has ceased to be a director or officer and shall continue to the benefit of such director’s or officer’s heirs, executors and administrators. Except as provided in paragraph (b)

hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such director or officer who initiates a proceeding only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred by this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”). If the Delaware General Corporation Law requires, an advancement of expenses incurred by a director or officer in his capacity as a director or officer shall be made only upon delivery to the Corporation of an undertaking by such director or officer to repay all amounts so advanced if it is ultimately determined by final judicial decision that such director or officer is not entitled to be indemnified for such expenses under this Section or otherwise (hereinafter an “undertaking”).

     (b) If a claim under paragraph (a) of this Section is not paid in full by the Corporation within ninety days after receipt of a written claim, the director or officer may bring suit against the Corporation to recover the unpaid amount. (In the case of a claim for advancement of expenses, the applicable period will be twenty days.) If successful in any such suit, the director or officer will also be entitled to be paid the expense of prosecuting such suit. In any suit brought by the director or officer to enforce a right to indemnification hereunder (but not in a suit brought by the director or officer to enforce a right to an advancement of expenses), it shall be a defense that the director or officer has not met the applicable standard of conduct under the Delaware General Corporation Law. In any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, it shall be entitled to recover such expenses upon a final adjudication that the director or officer has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the Board of Directors of the Corporation to determine prior to the commencement of such suit that the director or officer has met the applicable standard of conduct for indemnification set forth in the Delaware General Corporation Law, nor an actual determination by the Board of Directors of the Corporation that the director or officer has not met such applicable standard of conduct, shall create a presumption that the director or officer has not met the applicable standard of conduct or, in the case of such a suit brought by the director or officer to enforce a right hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or officer is not entitled to be indemnified or to such advancement of expenses under this Section or otherwise shall be on the Corporation.

     (c) The rights to indemnification and to the advancement of expenses conferred in this Section will not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Restated Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     (d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or other entity against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person under the Delaware General Corporation Law.

     (e) The Corporation may, if authorized by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the same extent as for directors of the Corporation.

ARTICLE X

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the Laws of the State of Delaware and may add additional provisions authorized by such laws as are then in force. All rights conferred upon the directors or stockholders of the Corporation herein or in any amendment hereof are granted subject to this reservation.

     IN WITNESS WHEREOF, the undersigned does hereby verify and affirm that this Fifth Restated Certificate of Incorporation is the act and deed of the Corporation and has executed this Fifth Restated Certificate of Incorporation on behalf of the Corporation on this 8th day of October, 2004.

FLYI, INC.
By:	/s/ Richard J. Kennedy
Richard J. Kennedy
Vice President, General Counsel and Secretary

CERTIFICATE OF AMENDMENT
TO
FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ATLANTIC COAST AIRLINES HOLDINGS, INC.
(a Delaware corporation)

     Atlantic Coast Airlines Holdings, Inc. (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

     FIRST: The present name of the Corporation is Atlantic Coast Airlines Holdings, Inc.

     SECOND: The name under which the Corporation was originally incorporated is Atlantic Coast Airlines, Inc., and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was June 14, 1991.

     THIRD: Pursuant to Section 242 of the DGCL, this Certificate of Amendment amends the provisions of the Fourth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”).

     FOURTH: This Certificate of Amendment shall be effective at 12:01 a.m., Eastern Standard Time, on August 4, 2004.

     FIFTH: The terms and provisions of this Certificate of Amendment have been duly approved and adopted by (i) the Corporation’s board of directors (the “Board”), by resolution setting forth the amendment contained herein, and (ii) the required number of shares of outstanding capital stock of the Corporation by resolution pursuant to and in accordance with Section 242 of the DGCL.

     SIXTH: Article I of the Fourth Amended and Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on June 15, 2001, is hereby amended and restated in its entirety as follows:

“ARTICLE I

     The name of the Corporation (the “Corporation”) is FLYi, Inc.”

     SEVENTH: Article IV of the Fourth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“ARTICLE IV

     1. The total number of shares which the Corporation shall have the authority to issue is 135,000,000 shares, which shall consist of (a) 130,000,000 shares of Common Stock

(“Common Stock”), par value $.02 per share, and (b) 5,000,000 shares of preferred stock, par value $.02 per share (“Preferred Stock”).

     2. Except as otherwise provided in this Article IV or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

     (g) Voting Rights. Except as otherwise provided in this Article IV or as otherwise required by applicable law, holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation.

     (h) Dividends. As and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis.

     (i) Liquidation. The holders of the Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

     (j) Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof, or other cost incurred by the Corporation in connection with such issuance.

     (k) Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that, if the holder is a financial institution or other institutional investor, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

     (l) Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

     3. The Preferred Stock may be issued from time to time as herein provided in one or more series. The designations, relative rights, preferences and limitations of the Preferred Stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or differ from those of any other series. The Board of Directors of the Corporation is hereby expressly granted authority, subject to the provisions of this Article IV, to fix, from time to time before issuance thereof, the number of shares in each series and all designations, relative rights, preferences and limitations of the shares in each such series, including, but without limiting the generality of the foregoing, the following: (i) the designation of the series and the number of shares to constitute each series; (ii) the dividend rate on the shares of each series, any conditions on which and times at which dividends are payable, whether dividends shall be cumulative, and the preference or relation (if any) with respect to such dividends (including possible preferences over dividends on the Common Stock or any other class or classes); (iii) whether the series will be redeemable (at the option of the Corporation or the holders of such shares or both, or upon the happening of a specified event) and, if so, the redemption prices and the conditions and times upon which redemption may take place and whether for cash, property or rights, including securities of the Corporation or another Corporation; (iv) the terms and amount of any sinking, retirement or purchase fund; (v) the conversion or exchange rights (at the option of the Corporation or the holders of such shares or both, or upon the happening of a specified event), if any, including the conversion or exchange price and other terms of conversion or exchange; (vi) the voting rights, if any (other than any voting rights that the Preferred Stock may have as a matter of law); (vii) any restrictions on the issue or reissue or sale of additional Preferred Stock; (viii) the rights of the holders upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (including preferences over the Common Stock or other class or classes or series of stock); (ix) the preemptive rights, if any, to subscribe to additional issues of stock or securities of the Corporation; and (x) such other special rights and privileges, if any, for the benefit of the holders of the Preferred Stock, as shall not be inconsistent with provisions of this Restated Certificate of Incorporation.

     All shares of Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. All shares of Preferred Stock of all series shall be of equal rank and shall be identical in all respects except that any series may differ from any other series with respect to any one or more of the designations, relative rights, preferences and limitations described or referred to in subparagraphs 2(a) to 2(f) inclusive above.

(d)	Series B Junior Participating Preferred Stock. Pursuant to the foregoing authority, the Board of Directors has established a series of Preferred Stock of the Corporation from the Corporation’s class of 5,000,000 shares of Preferred Stock, such series to consist of 50,000 shares, and has fixed and stated the voting rights, designation, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereof, as follows:

          (12) Designation and Amount. The shares of such series will be designated as “Series B Junior Participating Preferred Stock” and the number of shares constituting such series will be 50,000. Such number of shares may be increased or decreased by resolution of this Board; provided, that no decrease will reduce the number of shares of Series B Junior Participating Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Junior Participating Preferred Stock.

          (13) Dividends and Distributions.

               (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series B Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series B Junior Participating Preferred Stock will be entitled to receive, when, as and if declared by this Board out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of January, April, July and October of each year (each, a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $0.25 or (ii) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the common stock, par value $0.02 per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Junior Participating Preferred Stock. In the event the Corporation at any time after January 29, 1999 (the “Rights Declaration Date”) (a) declares any dividend on Common Stock payable in shares of Common Stock, (b) subdivides the outstanding Common Stock or (c) combines the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series B Junior Participating Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               (B) The Corporation will declare a dividend or distribution on the Series B Junior Participating Preferred Stock as provided in paragraph (a) above as a condition to declaration of a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event that no dividend or distribution has been declared on the Common Stock during the period between any Quarterly Dividend Payment Date, a dividend of $0.25 per share on the Series B Junior Participating Preferred Stock will nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

               (C) Dividends will begin to accrue and be cumulative on outstanding shares of Series B Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series B Junior Participating Preferred

Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares will begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends will begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends will not bear interest. Dividends paid on the shares of Series B Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. This Board may fix a record date for the determination of holders of shares of Series B Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date will be no more than 30 days prior to the date fixed for the payment thereof.

          (14) Voting Rights. The holders of shares of Series B Junior Participating Preferred Stock will have the following voting rights:

               (A) Subject to the provision for adjustment hereinafter set forth, each share of Series B Junior Participating Preferred Stock will entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation at any time after the Rights Declaration Date (i) declares any dividend on Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding Common Stock or (iii) combines the outstanding Common Stock into a smaller number of shares, then in each case the number of votes per share to which holders of shares of Series B Junior Participating Preferred Stock were entitled immediately prior to such event will be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               (B) Except as otherwise provided herein or by law, holders of Series B Junior Participating Preferred Stock will have no special voting rights and the holders of shares of Series B Junior Participating Preferred Stock and the holders of shares of Common Stock will vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          (15) Certain Restrictions.

               (A) Whenever quarterly dividends or other dividends or distributions payable on the Series B Junior Participating Preferred Stock as provided in subsection (2) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Junior Participating Preferred Stock outstanding have been paid in full, the Corporation will not:

                    (i) declare or pay dividends on, make any other distribution on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Junior Participating Preferred Stock;

                    (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Junior Participating Preferred Stock, except dividends paid ratably on the Series B Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                    (iii) redeem or purchase or otherwise acquire for consideration any shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Junior Participating Preferred Stock; or

                    (iv) redeem or purchase or otherwise acquire for consideration any shares of Series B Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series B Junior Participating Preferred Stock, except (a) in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Junior Participating Preferred Stock, or (b) in accordance with a purchase offer made in writing or by publication (as determined by this Board) to all holders of such shares upon such terms as this Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, determines in good faith will result in fair and equitable treatment among the respective series or classes.

               (B) The Corporation will not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this section, purchase or otherwise acquire such shares at such time and in such manner.

          (16) Reacquired Shares. Any shares of Series B Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever will be retired and canceled promptly after the acquisition thereof. All such shares will upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as Series B Junior Participating Preferred Stock or as part of a new series of Preferred Stock to be created by resolution or resolutions of this Board, subject to the conditions and restrictions on issuance set forth herein.

          (17) Liquidation, Dissolution or Winding Up.

               (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution will be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series B Junior Participating Preferred Stock will have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series B Liquidation Preference”). Following the payment of the full amount of the Series B Liquidation Preference, no additional distributions will be made to the holders of shares of Series B Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock will have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series B Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (b) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series B Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series B Junior Participating Preferred Stock and Common Stock, respectively, holders of Series B Junior Participating Preferred Stock and holders of shares of Common Stock will receive their ratable and proportionate share of remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

               (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series B Junior Participating Preferred Stock, then such remaining assets will be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets will be distributed ratably to the holders of Common Stock.

               (C) In the event the Corporation at any time after the Rights Declaration Date (a) declares any dividend on Common Stock payable in shares of Common Stock, (b) subdivides the outstanding Common Stock or (c) combines the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event will be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (18) Consolidation, Merger, etc. If the Corporation enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Junior Participating Preferred Stock will at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation at any time after the Rights Declaration Date (a) declares any dividend on Common Stock payable in shares of Common Stock, (b) subdivides the outstanding Common Stock or (c) combines the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Junior Participating Preferred Stock will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (19) No Redemption. The shares of Series B Junior Participating Preferred Stock will not be redeemable.

          (20) Ranking. The Series B Junior Participating Preferred Stock will rank junior to all other series of the Corporation’s preferred stock, if any, as to the payment of dividends and the distribution of assets, unless the terms of any such series provide otherwise.

          (21) Amendment. If there is any Series B Junior Participating Preferred Stock outstanding, the Amended and Restated Certificate of Incorporation of the Corporation will not be further amended in any manner that would materially alter or change the powers, preferences or special rights of the Series B Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series B Junior Participating Preferred Stock, voting separately as a class.

          (22) Fractional Shares. Series B Junior Participating Preferred Stock may be issued in fractions of a share, which will entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Series B Junior Participating Preferred Stock.”

     IN WITNESS WHEREOF, the undersigned does hereby verify and affirm that this Certificate of Amendment is the act and deed of the Corporation and has executed this Certificate of Amendment on behalf of the Corporation and on this 29th day of July, 2004.

ATLANTIC COAST AIRLINES HOLDINGS, INC.
By:	/s/ Richard J. Kennedy
Richard J. Kennedy
Vice President - General Counsel and Secretary